EXHIBIT 10.24

Summary of Real Estate Lease Agreement, Effective March 15, 2003, Between Guangzhou Donghe Real Estate Development Co., Ltd. and Ji Da Information (Shanghai) Co., Ltd.

Lessor (Party A): Guangzhou Donghe Real Estate Development Co., Ltd.

Lessee (party B): Ji Da Information (Shanghai) Co., Ltd.

Date of Signing

March 11, 2003

Property Description

Location: Department 1701-1702, Dongfeng Zhong Lu No. 410, Yue Xiu District

Square footage: 470.78 m2 in architectural area

Type: office space

Term of Lease

Effective Period: from March 15, 2003 to March 14, 2005

Rental Use

Office use

Rent Amount

RMB 37,662.4 Yuan per month in total.

Major Obligations of Either Party

Party A shall:

1.	be responsible for the maintaining work of building;

2.	shall notify Party B in writing 4 months in advance before the transfer of the building, notify Party B in written 7 days in advance before the mortgage of the building;

Party B shall:

1.	use the apartment according to the type of this building;

2.	get written consent of Party A for refurnishing, outfitting and adding equipment;

3.	sublease and underlet is forbidden,

Termination Events

1.	sublease and underlet by Party B

2.	the property does not comply with security use standard after appraised by property security appraisal branch

Security deposit and other refundable or non-refundable payment

1.	Deposit: RMB 101,688.48 Yuan.

Dispute Resolution

The parties have agreed to present all their disputes to the court with jurisdiction.